Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Announces New Credit Product for Pennsylvania Consumers

SPARTANBURG, S.C., June 20, 2006— Advance America, Cash Advance Centers, Inc. (NYSE: AEA) announced today that its subsidiary in Pennsylvania has begun offering consumers in that state a new financial service called the Advance America Choice-Line of Credit. This service allows customers access to up to $500 in credit for a monthly participation fee plus interest on outstanding loan balances.

In announcing this new service, Ken Compton, the president and chief executive officer of Advance America commented, “We are pleased to offer consumers in Pennsylvania another alternative to help them meet their periodic short-term financial needs.  The new Line of Credit offering is part of Advance America’s ongoing commitment to provide products and services to hard-working Americans who occasionally need additional money and whose needs are underserved by banks, credit card companies, and other traditional financial institutions.”

The Company previously operated in Pennsylvania as marketing, processing, and servicing agent for a Federal Deposit Insurance Corporation (FDIC) supervised institution that offered payday cash advances and installment loans. The bank discontinued offering advances and loans in Pennsylvania on March 27, 2006.

The change in Pennsylvania leaves Arkansas as the only state where Advance America still operates as an agent for an FDIC supervised institution. The Company previously announced that the bank has discontinued offering installment loans in Arkansas and intends to discontinue offering payday cash advances in that state on June 24, 2006. The Company expects to begin operating under existing state based legislation in Arkansas in the near future.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,650 centers in 36 states. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements.

For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.